Exhibit 99.1

Strayer Education, Inc. Reports Third Quarter Revenues and Earnings; and Fall Term 2015 Enrollments

HERNDON, Va.--(BUSINESS WIRE)--October 28, 2015--Strayer Education, Inc. (Nasdaq: STRA) today announced financial results for the period ended September 30, 2015. Financial highlights are as follows:

Three Months Ended September 30

  Revenues for the three months ended September 30, 2015 decreased 2% to $99.1 million, compared to $100.8 million for the same period in 2014, principally due to lower revenue per student, partially offset by higher enrollment.
  Income from operations was $7.3 million for the three months ended September 30, 2015, compared to $9.2 million for the same period in 2014, a decrease of 21%. Income from operations in the third quarter of 2015 and 2014 includes non-cash adjustments to the Company’s liability for losses on facilities no longer in use. Excluding these items, income from operations was $6.9 million and $7.7 million for the third quarter of 2015 and 2014, respectively. Operating margin was 7.3% for the third quarter, compared to 9.1% as reported for the same period in 2014, or 6.9% for the third quarter of 2015, compared to 7.6% for the same period in 2014, when excluding the non-cash adjustments.
  Net income was $3.7 million for the third quarter of 2015, compared to $5.0 million for the same period in 2014, a decrease of 25%. Excluding non-cash adjustments to the Company’s liability for losses on facilities no longer in use, net income was $3.5 million for the third quarter, compared to $4.0 million for the same period in 2014.
  Diluted earnings per share was $0.35, compared to $0.46 for the same period in 2014, a decrease of 24%. Excluding non-cash adjustments to the Company’s liability for losses on facilities no longer in use, diluted earnings per share was $0.32 for the third quarter, compared to $0.37 for the same period in 2014. Diluted weighted average shares outstanding increased 1% to 10,736,000 from 10,663,000 for the same period in 2014.

Nine Months Ended September 30

  Revenues for the nine months ended September 30, 2015 decreased 3% to $320.8 million, compared to $330.0 million for the same period in 2014, principally due to lower revenue per student.
  Income from operations was $48.0 million, compared to $59.1 million for the same period in 2014, a decrease of 19%. Income from operations in the nine months ended September 30, 2015 and 2014 includes non-cash adjustments to the Company’s liability for losses on facilities no longer in use. Excluding these items, income from operations was $47.6 million and $55.3 million for the nine months ended 2015 and 2014, respectively. Operating income margin was 15.0%, compared to 17.9% for the same period in 2014, or 14.8%, compared to 16.7% for the same period in 2014, when excluding the non-cash adjustments.
  Net income was $27.0 million, compared to $33.4 million for the same period in 2014, a decrease of 19%. Excluding non-cash adjustments to the Company’s liability for losses on facilities no longer in use, net income for the nine months ended September 30, 2015 was $26.7 million, compared to $31.1 million for the same period in 2014.
  Diluted earnings per share was $2.52, compared to $3.15 for the same period in 2014, a decrease of 20%. Excluding non-cash adjustments to the Company’s liability for losses on facilities no longer in use, diluted earnings per share was $2.49, compared to $2.92 for the same period in 2014. Diluted weighted average shares outstanding increased 1% to 10,726,000 from 10,622,000 for the same period in 2014.

Balance Sheet and Cash Flow

At September 30, 2015, the Company had cash and cash equivalents of $86.9 million and no debt. The Company generated $53.8 million in cash from operating activities in the first nine months of 2015, compared to $62.1 million during the same period in 2014. Capital expenditures were $9.6 million for the nine months ended September 30, 2015, compared to $4.1 million for the same period in 2014.

The Company had $70.0 million of share repurchase authorization remaining at September 30, 2015. No shares were repurchased in the third quarter of 2015.

For the third quarter of 2015, bad debt expense as a percentage of revenues was 2.3%, compared to 3.6% for the same period in 2014.

Student Enrollment

Total enrollments at Strayer University for the fall term 2015 increased 2% to 42,975 students, compared to 42,189 students for the fall term 2014. New student enrollments decreased by 1%, and continuing student enrollments increased by 3%.

Common Stock and Common Stock Equivalents

At September 30, 2015, the Company had 11,028,265 common shares issued and outstanding, including 435,415 shares of restricted stock. The Company also had 200,000 restricted stock units outstanding, and 100,000 vested stock options outstanding.

Conference Call with Management

Strayer Education, Inc. will host a conference call to discuss its third quarter 2015 earnings results at 10:00 a.m. (ET) today. To participate on the live call, investors should dial (877) 303-9047 ten minutes prior to the start time. In addition, the call will be available via live webcast. To access the live webcast of the conference call, please go to www.strayereducation.com 15 minutes prior to the start time of the call to register. Following the call, the webcast will be archived and available at www.strayereducation.com.

About Strayer Education, Inc.

Strayer Education, Inc. (NASDAQ: STRA) is an education services holding company that owns Strayer University. Strayer’s mission is to make higher education achievable for working adults. Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, information technology, education, health services administration, public administration, and criminal justice to working adult students. The University includes Strayer@Work, which serves corporate clients by delivering the next generation of performance improvement and workforce development. Strayer University also offers an executive MBA online and corporate training program through its Jack Welch Management Institute. The University is committed to providing an education that prepares working adult students for advancement in their careers and professional lives. Founded in 1892, Strayer University is accredited by the Middle States Commission on Higher Education, 3624 Market Street, Philadelphia, PA 19104. (267-284-5000). The Middle States Commission on Higher Education is an institutional accrediting agency recognized by the U.S. Secretary of Education and the Council for Higher Education Accreditation.

For more information on Strayer Education, Inc. visit www.strayereducation.com and for Strayer University visit www.strayer.edu.

Forward-Looking Statements

This press release contains statements that are forward-looking and are made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such statements may be identified by the use of words such as "expect," "estimate," "assume," "believe," "anticipate," "will," "forecast," "plan," "project," or similar words. The statements are based on the Company's current expectations and are subject to a number of assumptions, uncertainties and risks. In connection with the safe-harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company's actual results to differ materially from those expressed in or implied by such statements. The assumptions, uncertainties and risks include the pace of growth of student enrollment, the Company’s continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as regional accreditation standards and state regulatory requirements, rulemaking by the Department of Education and increased focus by the U.S. Congress on for-profit education institutions, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks relating to the timing of regulatory approvals, the Company’s ability to implement its growth strategy, risks associated with the ability of the University’s students to finance their education in a timely manner, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in its subsequent filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. The Company undertakes no obligation to update or revise forward-looking statements.

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2014	2015	2014	2015

Revenues	$100,756	$99,142	$329,971	$320,777
Costs and expenses:
Instruction and educational support	55,927	55,281	174,839	174,223
Marketing	20,514	21,593	50,188	52,944
Admissions advisory	4,071	4,089	12,623	12,144
General and administration	11,028	10,925	33,198	33,424
Total costs and expenses	91,540	91,888	270,848	272,735
Income from operations	9,216	7,254	59,123	48,042
Investment income	42	44	45	222
Interest expense	1,311	1,144	3,945	3,689
Income before income taxes	7,947	6,154	55,223	44,575
Provision for income taxes	2,994	2,431	21,810	17,593
Net income	$4,953	$3,723	$33,413	$26,982

Earnings per share:
Basic	$0.47	$0.35	$3.17	$2.55
Diluted	$0.46	$0.35	$3.15	$2.52

Weighted average shares outstanding:
Basic	10,571	10,593	10,555	10,586
Diluted	10,663	10,736	10,622	10,726

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	December 31, 2014	September 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$162,283	$86,917
Tuition receivable, net	16,942	17,064
Other current assets	17,426	15,745
Total current assets	196,651	119,726
Property and equipment, net	82,266	78,589
Deferred income taxes	16,241	19,471
Goodwill	6,800	6,800
Other assets	5,857	5,687
Total assets	$307,815	$230,273

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$43,836	$44,459
Income taxes payable	1,286	1,054
Deferred revenue	4,682	11,741
Other current liabilities	281	281
Current portion of term loan	6,250	—
Total current liabilities	56,335	57,535
Term loan, less current portion	112,500	—
Other long-term liabilities	46,248	45,561
Total liabilities	215,083	103,096
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.01, 20,000,000 shares authorized; 10,903,341 and 11,028,265 shares issued and outstanding at December 31, 2014 and September 30, 2015, respectively	109	110
Additional paid-in capital	14,550	22,100
Retained earnings	77,985	104,967
Accumulated other comprehensive income	88	—
Total stockholders' equity	92,732	127,177
Total liabilities and stockholders' equity	$307,815	$230,273

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the nine months ended September 30,
	2014	2015
Cash flows from operating activities:
Net income	$33,413	$26,982
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of gain on sale of assets	(210)	(210)
Amortization of deferred rent	(754)	(417)
Amortization of deferred financing costs	585	1,163
Depreciation and amortization	15,782	13,711
Deferred income taxes	(514)	(3,358)
Stock-based compensation	7,058	7,576
Changes in assets and liabilities:
Tuition receivable, net	1,813	(435)
Other current assets	(739)	1,402
Other assets	147	2
Accounts payable and accrued expenses	10,215	1,023
Income taxes payable and income taxes receivable	(27)	205
Deferred revenue	8,108	8,126
Other long-term liabilities	(12,764)	(1,949)
Net cash provided by operating activities	62,113	53,821

Cash flows from investing activities:
Purchases of property and equipment	(4,058)	(9,587)
Net cash used in investing activities	(4,058)	(9,587)

Cash flows from financing activities:
Payments on term loan	(2,344)	(118,750)
Payment of deferred financing costs	—	(850)
Net cash used in financing activities	(2,344)	(119,600)
Net increase (decrease) in cash and cash equivalents	55,711	(75,366)
Cash and cash equivalents - beginning of period	94,760	162,283
Cash and cash equivalents - end of period	$150,471	$86,917

Non-cash transactions:
Purchases of property and equipment included in accounts payable	$583	$633

CONTACT:
Strayer Education, Inc.
Daniel Jackson
Executive Vice President and Chief Financial Officer
703-713-1862
daniel.jackson@strayer.edu